UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2014

Paperweight Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-82084-01	39-2014992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 East Wisconsin Avenue, P.O Box 359, Appleton, Wisconsin	54912-0359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 920-734-9841

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2014, Appvion, Inc. (“Appvion”), a wholly-owned subsidiary of Paperweight Development Corp. (“PDC”), NCR Corporation (“NCR”), B.A.T. Industries, p.l.c. (“BAT”) and Windward Prospects Ltd. (“Windward”) entered into a Funding Agreement (the “Agreement”) relating to clean-up costs and liabilities for the Lower Fox River sites (“Fox River Costs”) and potential future sites as defined in the Agreement (“Future Sites Costs”)

Under the Agreement, BAT established a Delaware limited liability company (the “LLC) to administer the funding of certain Fox River Costs and Future Sites Costs. BAT, Windward and Appvion have agreed to make the following initial payments on September 30, 2014 toward historical Fox River Costs incurred by NCR through September 1, 2014:

(a)	$77.08 million by BAT;

(b)	$10 million by Windward; and

(c)	$6 million by Appvion.

The parties have further agreed that:

(a)	each of them will vigorously pursue reasonable and viable claims that they may have against certain third parties;

(b)	Fox River Costs paid or incurred after September 1, 2014 will be funded 50% by NCR and 50% by the LLC; and

(c)	any Future Sites Surplus (as defined below) in the LLC will be used to fund 60% of any Future Sites Costs.

BAT has agreed to fund the LLC from time to time to ensure that the LLC can fund its 50% share of Fox River Costs incurred after September 1, 2014.

Subject to the limitations described below, Appvion has agreed to the following additional funding obligations:

(a)	$4 million on February 1, 2015 toward Fox River Costs;

(b)	on September 1 of each year during the term of the Agreement, the lesser of (1) an amount equal to 50% of the aggregate unreimbursed amount paid by BAT to the LLC for Fox River Costs (to the extent that Appvion has not previously paid such amount to the LLC in any prior years) and (2) $7.5 million; and

(c)	on September 1 of each year during the term of the Agreement, the lesser of (1) an amount equal to 50% of the aggregate amount paid by BAT to the LLC for Future Sites Costs (to the extent that Appvion has not previously paid such amount to the LLC in prior years) and (2) $7.5 million.

Notwithstanding the foregoing, Appvion’s additional funding obligations are subject to the following limitations:

(a)	in no event will Appvion’s funding obligations for Fox River Costs exceed $25 million (the “Appvion Fox River Cap”);

(b)	in no event will Appvion’s funding obligations for Future Sites Costs exceed $25 million (the “Appvion Future Sites Cap”); and

(c)	in no event will Appvion’s funding obligations under the Agreement exceed $7.5 million during any calendar year (except for the payment of $4 million on February 1, 2015 and the payment of up to $7.5 million on September 1, 2015).

Appvion bears sole responsibility for its funding obligations under the Agreement. The Agreement does not, however, modify, alter or amend the two indemnification agreements entered into in 2001 wherein Windward agreed to indemnify PDC and PDC agreed to indemnify Appvion for certain costs, expenses and liabilities relating to Fox River and Future Sites, including Appvion’s costs and expenses in negotiating and entering into the Agreement, Appvion’s historical costs and expenses in defending against the U.K. litigation and any future costs and expenses incurred by Appvion in pursuing recoveries.

The parties to the Agreement agree that they have no recourse against Appvion for any further liability relating to the Fox River or Future Sites beyond the funding obligations set forth above up to the Appvion Fox River Cap and the Appvion Future Sites Cap, respectively.

Under the Agreement, each of the parties has agreed to vigorously pursue reasonable and viable claims that they may have against certain third parties At a time specified in the Agreement, the funds then remaining in the LLC will be distributed: (a) first to BAT in an amount equal to its aggregate fundings to the LLC; and (b) then to NCR in an amount equal to the sum of (x) $21.5 million plus (y) the difference between 60% of all Fox River Costs paid or incurred beginning in January 1, 2014 and the 50% of Fox River Costs paid by the LLC, subject to NCR’s right to recover pursuant to certain rights and obligations between BAT and NCR as specified in the Agreement. Any funds remaining in the LLC thereafter (the “Future Sites Surplus”) will be held therein and used to fund 60% of any Future Sites Costs.

Upon expiration of the term of the Agreement, the funds then remaining in the LLC will be distributed to the parties for unreimbursed Fox River Costs and Future Sites Costs in the following order:

(a)	first to BAT;

(b)	second to NCR;

(c)	third to Appvion; and

(d)	fourth to Windward.

Under the Agreement:

(a)	the parties have agreed to instruct the American Arbitration Association not to release, during the term of the Agreement, the pending decision in the arbitration between NCR and Appvion relating to disputes about Appvion’s liability under the 1998 Confidential Settlement Agreement between the parties (except upon order of an arbitrator under the Agreement or agreement by all parties under the Agreement); and

(b)	BAT, Appvion and Windward have agreed to discontinue the pending litigation brought by BAT against Appvion and Windward in a United Kingdom court seeking a declaration that BAT is indemnified by Appvion and Windward from and against any losses relating to the Lower Fox River and to waive and release all claims and counterclaims arising therefrom.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2014

By:	/s/ Jeffrey J. Fletcher
Vice President/Controller